Exhibit 99.1

iRhythm Technologies Receives Notification of Deficiency from Nasdaq Related to Delayed Quarterly Report on Form 10-Q

SAN FRANCISCO, November 19, 2019-- iRhythm Technologies, Inc. (NASDAQ: IRTC), announced today that it received a standard notification letter (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”), dated November 14, 2019, stating that, as a result of not having timely filed its Quarterly Report on Form 10-Q for the period ended September 30, 2019, iRhythm is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic financial reports with the Securities and Exchange Commission (the “SEC”). This Notice has no immediate effect on the listing of iRhythm's common stock.

Nasdaq’s listing rules provide the company with 60 calendar days from the date of the notice to submit a plan to regain compliance. The company expects to file the Form 10-Q as soon as reasonably practicable and within this 60-calendar day period, eliminating the need for the company to submit a formal plan to regain compliance.

As has been previously publicly disclosed by iRhythm, the delay in preparing and filing the Form 10-Q is due to iRhythm’s identification of errors affecting prior periods in the course of preparing the Form 10-Q that require further analysis.

Forward-Looking Statements
This press release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding the expected timing for the filing of the Form 10-Q, the company’s ability to regain compliance with Nasdaq’s requirements for continued listing and related matters. These statements are subject to risks and uncertainties, including the failure of the company to file the Form 10-Q on its expected timeline, and actual results may differ materially from these statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Investor Relations Contact:
Lynn Pieper Lewis or Leigh Salvo
(415) 937-5404
investors@irhythmtech.com